Exhibit 99.1

Adherex Announces Updated Guidance for Sodium Thiosulfate (STS) Results

Research Triangle Park, NC, May 23, 2013 - Adherex Technologies Inc. (TSX:AHX, OTCQB: ADHXF), today announced that the results from Clinical Oncology Group (COG) Study ACCL0431, a phase 3 clinical study evaluating the efficacy of STS compared with observation in children diagnosed with very rare childhood cancers typically treated with cisplatin therapy are expected to be submitted for presentation at a scientific meeting in the first half of 2014. Preliminary study data is not available to Adherex for public disclosure. "Pending the outcome of our analysis of the final study results, Adherex plans to meet with the FDA to agree on acceptable data package for a New Drug Application for STS," said Mr. Raykov.

About Sodium Thiosulfate (STS)

STS is currently FDA-approved as an antidote for cyanide poisoning. Adherex has licensed from Oregon Health & Science University intellectual property rights for the use of STS as a chemoprotectant, and are developing STS as a protectant against the hearing loss often caused by platinum-based anti-cancer agents in children. Preclinical and clinical studies conducted by Oregon Health & Science University and others have indicated that STS can effectively reduce the incidence of hearing loss caused by platinum-based anti-cancer agents. Adherex has received Orphan Drug Designation in the United States for the use of STS in the prevention of platinum-induced ototoxicity in pediatric patients.

Hearing loss among children receiving platinum-based chemotherapy is frequent, permanent and often severely disabling. The incidence of hearing loss in these children depends upon the dose and duration of chemotherapy, and many of these children require lifelong hearing aids. There is currently no established preventive agent for this hearing loss and only expensive, technically difficult and sub-optimal cochlear (inner ear) implants have been shown to provide some benefit.

Forward Looking Statements

Except for historical information described in this press release, all other statements are forward-looking. Forward-looking statements are subject to certain risks and uncertainties inherent in the Company's business that could cause actual results to vary, including such risks that regulatory clinical and guideline developments may change, scientific data may not be sufficient to meet regulatory standards or receipt of required regulatory clearances or approvals, clinical results may not be replicated in actual patient settings, protection offered by the Company's patents and patent applications may be challenged, invalidated or circumvented by its competitors, the available market for the Company's products will not be as large as expected, the Company's products will not be able to penetrate one or more targeted markets, revenues will not be sufficient to fund further development and clinical studies, the Company may not meet its future capital needs, and its ability to obtain additional funding, as well as uncertainties relative to varying product formulations and a multitude of diverse regulatory and marketing requirements in different countries and municipalities, and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission including its Annual Report on Form 10-K for the year ended December 31, 2012. Adherex Technologies, Inc. disclaims any obligation to update these forward-looking statements except as required by law.

For a more detailed discussion of related risk factors, please refer to our public filings available at www.sec.gov and www.sedar.com.

Contact:

For further information, please contact:

Rosty Raykov

Chief Executive Officer

Adherex Technologies Inc.

T: (919) 636-5144